Amended and Restated

Schedule A

to the

Distribution Agreement

by and between

Aspiriant Trust

(f/k/a Aspiriant Global Equity Trust)

and

UMB Distribution Services, LLC

Intending to be legally bound, the undersigned hereby amend and restate Schedule A to the aforesaid Agreement as follows, effective as of the date set forth below.

NAMES OF FUNDS

Aspiriant Risk-Managed Global Equity Fund

Aspiriant Income Opportunities Fund

In witness whereof, the undersigned have executed this Amended and Restated Schedule A to the Distribution Agreement between Aspiriant Trust (f/k/a Aspiriant Global Equity Trust) and UMB Distribution Services, LLC, effective as of the 1st day of August, 2015.

UMB DISTRIBUTION SERVICES, LLC		ASPIRIANT TRUST

By:	/s/ Maureen A. Quill	By:	/s/ Benjamin D. Schmidt

Title:	President	Title:	Secretary